March 28, 2012

Copeland Trust

Eight Tower Bridge, 161 Washington Street, Suite 1650

Conshohocken, PA 19428

Re:

Copeland Trust - File Nos. 333-169806 and 811-22483

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Copeland Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 4 under the Securities Act of 1933 (Amendment No. 5 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

849278.1